EXHIBIT 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions Financial Corp. Announces Share Repurchase Program Up To $1.37 Billion

BIRMINGHAM, Ala. - June 27, 2019 - Regions Financial Corporation (NYSE: RF) today announced the company’s Board of Directors has authorized the repurchase of up to $1.37 billion of the company’s common stock for the third quarter of 2019 through the second quarter of 2020. The exact amount of repurchases will be determined by actual loan growth and the company’s objective to prudently manage Common Equity Tier 1 capital at 9.5%.

Additionally, Regions’ Board of Directors will consider an increase in the quarterly common stock dividend, effective for the third quarter of 2019, at its regularly scheduled meeting in July 2019. The increased dividend, if approved by Regions’ Board of Directors, is expected to result in a dividend payout ratio within Regions’ stated target range of 35-45%.

In addition to the factors above, the timing and exact amount of common stock repurchased under the repurchase program is subject to the terms of Regions’ capital plan and will depend on various factors, including market conditions, Regions’ capital position and internal capital generation. The repurchase program does not include specific price targets; may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs; and may be suspended at any time.

About Regions Financial Corporation
Regions Financial Corporation (NYSE: RF), with $129 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, which involve a number of risks and uncertainties. Regions cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Regions files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2018, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

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